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                                                                   EXHIBIT 23.1



                               CONSENT OF KPMG LLP

The Board of Directors
Texas Biotechnology Corporation:

         We consent to incorporation by reference in the registration statement on Form S-8 to be filed on or about October 29, 2001 of Texas Biotechnology Corporation of our report dated February 26, 2001, relating to the consolidated balance sheets of Texas Biotechnology Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Texas Biotechnology Corporation.


                                         /s/ KPMG LLP

                                         KPMG LLP
Houston, Texas
October 29, 2001